                                                                    EXHIBIT 6.25

                               AMENDMENT NUMBER 1
                             TO THE PROMISSORY NOTE
                                 BY AND BETWEEN
                       AMERICAN INDEPENDENT NETWORK, INC.
                   AND LOGISTIC SERVICES INTERNATIONAL, INC.

     This Amendment Number 1 is made to that certain Promissory Note ("Note") made and entered into by and between American Independent Network, Inc., and Logistic Services International, Inc.

     The provisions set forth herein shall be deemed to modify and replace those provisions of the Note as specifically set forth. All other provisions of the Note shall remain in full force and effect.

     The parties desire to change the Maturity Date to March 31, 1998 and adjust interest rate to 20% for the extension period.


AGREED and entered into as of December 31, 1997.

AMERICAN INDEPENDENT NETWORK, INC.
a Delaware corporation

By: /s/ RANDY MOSELEY
    -------------------------------------
    Randy Moseley
    President and Chief Financial Officer